News and Information
Contact:
Mark A. Rozelle
(203) 622-3520
UST REPORTS FIRST QUARTER 2007 RESULTS:
RETURNS TO GROWTH, RAISES GUIDANCE, INCREASES SHARE REPURCHASE PLAN
•	GAAP diluted EPS $1.03, +45.1% vs. year ago

•	Adjusted non-GAAP diluted EPS $.75, +4.2% vs. year ago (see table)

•	Premium moist smokeless tobacco net can sales growth continues, +1.4% vs. year ago

•	Strong MST category growth continues, +6.7% vs. year ago (26 weeks ended Feb. 24, 2007)

•	Wine posts strong results with net sales +22% and operating profit +31% vs. year ago

•	Share repurchase plan increased from $200 million to $300 million for 2007

•	Total year 2007 adjusted non-GAAP diluted EPS target raised $.02 to $3.32
GREENWICH, Conn., April 26, 2007 – UST Inc. (NYSE: UST) today reported that the significant investments initiated in 2006 to stabilize premium moist smokeless tobacco net unit volume, expand its wine operations and implement Project Momentum, a three-year, $100 million cost reduction initiative, have resulted in the Company returning to top and bottom line growth in the first quarter 2007. During the quarter, the Company continued to make progress growing its operations, while at the same time maximizing the return on the sale of its corporate headquarters and resolving one of the last few remaining indirect purchaser antitrust cases.
“I am pleased to see that the initiatives we put in place last year are continuing to build momentum and have returned the Company to growth,” said Murray S. Kessler, president and chief executive officer. “With improved fundamentals on our businesses, additional resources available for investment, and legal uncertainty being further reduced, I remain optimistic about the prospects for the year and confident in the Company’s future.”
Consolidated Results
For the first quarter ended March 31, 2007, net sales increased 3.1 percent to $447 million, operating income increased 38.2 percent to $271.4 million, net earnings increased 44.2 percent to $167.1 million and GAAP diluted earnings per share increased 45.1 percent to $1.03 versus the prior year period.
Beyond operations, several factors affected first quarter 2007 results. As previously announced, the Company realized a gain from the sale of its corporate headquarters. This gain was partially offset by restructuring charges related to the implementation of Project Momentum and the resolution of the Wisconsin indirect purchaser antitrust case which the Company settled late last week during court ordered mediation. The Company felt it was in the best interest of shareholders to resolve this matter, which ultimately benefits its adult consumers by providing coupons for future product purchases.
Combined, these three items generated a net gain of $.28 per diluted share. As indicated on the attached table reconciling GAAP to non-GAAP financial measures, first quarter 2007 adjusted non-GAAP diluted earnings per share was $.75, up 4.2 percent versus the year-ago period.
The 4.2 percent increase in adjusted non-GAAP diluted earnings per share exceeded the Company’s previous guidance of 1 to 3 percent, or by approximately $.02. Growth in the first quarter was driven by continued improvement in premium moist smokeless tobacco net unit volume, strong results for wine operations, cost and spending favorability across all operations due to Project Momentum, lower net interest expense, a lower effective tax rate and a reduction in shares outstanding versus the prior year period.
Smokeless Tobacco Segment
Smokeless Tobacco segment first quarter 2007 net sales increased 0.3 percent versus the year-ago period to $367.4 million. Operating profit for the segment, including the antitrust litigation charge and its share of restructuring charges, decreased 14.1 percent to $164.6 million. Excluding these items, adjusted non-GAAP operating profit increased 1.7 percent to $196.3 million. The adjusted operating profit margin
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increased 70 basis points to 53.4 percent as cost efficiencies resulting from Project Momentum more than offset increased spending in brand building marketing programs.
The Company posted solid moist smokeless tobacco net unit volume growth for the quarter as a result of ongoing investments to grow the category by converting adult smokers to smokeless tobacco, increased investment in premium brand loyalty programs, and continued successful product innovations including the March 2007 introduction of new Skoal Citrus Blend in both long cut and pouch formats. Premium moist smokeless tobacco net can sales increased 1.4 percent versus the prior year period to 131.8 million. Price value net can sales increased 7.6 percent to 23.4 million and total net can sales increased 2.3 percent to 155.2 million.
U.S. Smokeless Tobacco Company’s Retail Account Data Share & Volume Tracking System (RAD-SVT) for the 26-week period ended Feb. 24, 2007, indicates continued strong trends. (See supplemental schedule for information about RAD-SVT data). Total category shipments increased 6.7 percent versus the year-ago period. USSTC total shipments increased 2 percent, and USSTC’s total share of 61.3 percent declined 2.8 percentage points versus the prior year period, and 0.4 percentage points versus the 26-week period ended Dec. 30, 2006. Versus the year-ago period, the total premium segment grew 0.9 percent, with USSTC brands gaining share of the segment with shipments up 1.5 percent. The total price value segment, while still experiencing strong growth, slowed to an increase of 15.6 percent, with USSTC’s price value shipments up 5 percent during the same period.
“Our premium loyalty investments are working as planned, and we are pleased to report our third consecutive quarter of premium volume growth,” said Daniel W. Butler, president, U.S. Smokeless Tobacco Company. “With powerful brands in a growing category, strong sales and marketing programs, and continuing product innovation, we are confident that we will deliver our volume and financial targets.”
Wine Segment
In the first quarter 2007, case sales for the Company’s core wine brands increased 8.7 percent versus the prior year period, driven by continued product innovation, increased distribution and strong acclaim. Solid core brand sales combined with the incremental benefit from the distribution of Antinori products and the acquisition of Erath in the back half of last year, resulted in net sales increasing 22.1 percent to
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$68.8 million. Total premium case sales advanced 14.2 percent to 1.1 million cases. Strong net sales combined with good cost control as a result of Project Momentum led to a 30.6 percent increase in operating profit to $11.1 million.
Outlook
The Company will be returning the net cash generated by the sale of its corporate headquarters to shareholders by increasing the 2007 share repurchase plan from $200 million to $300 million, with the increased purchases taking place in the second half of the year.
As a result of the strength in first quarter 2007 results and the utilization of incremental cash generated from the headquarters sale, the Company is increasing its 2007 adjusted non-GAAP diluted earnings per share target to $3.32, with a range of $3.27 to $3.40. Adjusted non-GAAP diluted earnings per share in the second and third quarter is anticipated to increase over the prior year in the range of 1 to 3 percent, with the balance of the increase coming in the fourth quarter due to the presence of an extra billing day in the Smokeless Tobacco segment.
The Company is focused on adjusted non-GAAP measures because there are two additional opportunities under consideration to strengthen future operations which might require charges that management does not associate with underlying results.
One relates to additional cost savings currently being evaluated under Project Momentum. The Company expects to incur additional restructuring charges associated with new Project Momentum initiatives. While it is unable to estimate the magnitude of these charges at this time, the Company anticipates that the projected savings generated will result in ongoing cost savings well above the original $100 million three-year target. The Company expects to be able to project the charges and resulting cost savings within the next four to six months.
Another is the resolution of the three remaining indirect purchaser antitrust cases which were derived from a competitor’s lawsuit filed in 1998. The Company believes it is in the best interest of shareholders to resolve these cases in order to provide increased certainty on future results and eliminate distractions to achieving business expansion goals. As such, the Company is actively engaged in court mandated mediation that might result in a resolution in the most significant remaining case, California. If the
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Company ultimately decides not to litigate and instead pursue a settlement, there would be an additional charge generated, the cost and terms of which cannot be estimated at this time.
As management is not able, in good faith, to make a determination of the estimated amounts or range of amounts to be incurred in connection with the potential restructuring and litigation charges, the Company is projecting adjusted non-GAAP diluted earnings per share targets for the year which exclude these items.
Over the long-term, the Company’s goal is to provide an average annual shareholder return of at least 10 percent, including diluted earnings per share growth and a strong dividend. Improved sales trends in both the smokeless tobacco and wine segments coupled with the Project Momentum cost savings initiative provide confidence that this goal can be achieved, while at the same time giving the Company flexibility to grow its business in light of increased competition in the Smokeless Tobacco segment.
A conference call is scheduled for 9 a.m. Eastern Time today to discuss these results. To listen to the call, please visit www.ustinc.com. A 14-day playback is available by calling (888) 286-8010 or (617) 801-6888, code #24173943 or by visiting the website.
UST Inc. is a holding company for its principal subsidiaries: U.S. Smokeless Tobacco Company and International Wine & Spirits Ltd. U.S. Smokeless Tobacco Company is the leading producer and marketer of moist smokeless tobacco products including Copenhagen, Skoal, Red Seal and Husky. International Wine & Spirits Ltd. produces and markets premium wines sold nationally through the Chateau Ste. Michelle, Columbia Crest, and Villa Mt. Eden wineries, as well as distributes and markets Antinori products in the United States.
All statements included in this press release that are not historical in nature are forward-looking statements made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements regarding the Company’s future performance and financial results are subject to a variety of risks and uncertainties that could cause actual results and outcomes to differ materially from those described in any forward-looking statement made by the Company. These risks and uncertainties include uncertainties associated with ongoing and future litigation relating to product liability, antitrust and other matters and legal and other regulatory initiatives; federal and state legislation, including actual and potential excise tax increases, and marketing restrictions relating to matters such as adult sampling, minimum age of purchase, self service displays and flavors; competition from other companies, including any new entrants in the marketplace; wholesaler ordering patterns; consumer preferences, including those relating to premium and price value brands and receptiveness to new product introductions and marketing and other promotional programs; the cost of tobacco leaf and other raw materials; conditions in capital markets; and other factors described in this press release and in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006. Forward-looking statements made by
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the Company are based on its knowledge of its businesses and the environment in which it operates as of the date on which the statements were made. Due to these risks and uncertainties, as well as matters beyond the control of the Company which can affect forward-looking statements, you are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company undertakes no duty to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.
(CONSOLIDATED UNAUDITED RESULTS ARE ATTACHED)
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UST
CONSOLIDATED SALES AND EARNINGS
(In thousands, except per share amounts)
(Unaudited)

	First Quarter
	2007	2006	% Change
Net sales	$447,018	$433,641	+ 3.1

Costs and expenses
Cost of products sold	115,653	104,210	+ 11.0
Selling, advertising and administrative	133,060	131,708	+ 1.0
Restructuring charges	3,520	—	—
Antitrust litigation	28,500	1,350	—

Total costs and expenses	280,733	237,268	+ 18.3
Gain on sale of corporate headquarters	105,143	—	—

Operating income	271,428	196,373	+ 38.2
Interest, net	9,575	11,470	- 16.5

Earnings before income taxes	261,853	184,903	+ 41.6
Income tax expense	94,760	68,990	+ 37.4

Net earnings	$167,093	$115,913	+ 44.2

Net earnings per share:
Basic	$1.04	$.72	+ 44.4
Diluted	$1.03	$.71	+ 45.1

Dividends per share	$.60	$.57	+ 5.3

Average number of shares:
Basic	159,970	161,602
Diluted	161,578	162,649

UST
CONSOLIDATED STATEMENT OF FINANCIAL POSITION
(Dollars in thousands)

	March 31,	December 31,
	2007	2006
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$352,322	$254,393
Short-term investments	28,200	20,000
Accounts receivable	51,435	52,501
Inventories:
Leaf tobacco	198,139	201,035
Products in process	224,378	233,741
Finished goods	146,937	145,820
Other materials and supplies	23,410	20,662

Total inventories	592,864	601,258
Deferred income taxes	25,853	11,370
Assets held for sale	1,816	31,452
Prepaid expenses and other current assets	43,300	27,136

Total current assets	1,095,790	998,110
Property, plant and equipment, net	382,919	389,810
Deferred income taxes	30,627	26,239
Other assets	25,549	26,189

Total assets	$1,534,885	$1,440,348

Liabilities and stockholders’ equity:
Current liabilities:
Accounts payable and accrued expenses	$170,799	$268,254
Income taxes payable	84,621	18,896
Litigation liability	38,991	12,927

Total current liabilities	294,411	300,077
Long-term debt	840,000	840,000
Postretirement benefits other than pensions	88,589	86,413
Pensions	148,019	142,424
Income taxes payable	36,850	—
Other liabilities	13,718	5,608

Total liabilities	1,421,587	1,374,522

Contingencies

Stockholders’ equity:
Capital stock (1)	105,259	104,956
Additional paid-in capital	1,065,619	1,036,237
Retained earnings	703,131	635,272
Accumulated other comprehensive loss	(56,914)	(56,871)

	1,817,095	1,719,594

Less treasury stock – 50,186,013 shares in 2007 and 49,319,673 shares in 2006	1,703,797	1,653,768

Total stockholders’ equity	113,298	65,826

Total liabilities and stockholders’ equity	$1,534,885	$1,440,348

(1)	Common Stock par value $.50 per share: Authorized – 600 million shares; issued – 210,517,377 shares in 2007 and 209,912,510 shares in 2006. Preferred Stock par value $.10 per share: Authorized – 10 million shares; Issued – None.

UST
CONSOLIDATED STATEMENT OF CASH FLOWS
(Dollars in thousands)
(Unaudited)

	Three Months Ended March 31,
	2007	2006
Operating Activities:
Net earnings	$167,093	$115,913
Adjustment to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	11,321	11,346
Share-based compensation expense	2,104	1,860
Excess tax benefits from share-based compensation	(5,527)	(282)
Gain on sale of corporate headquarters building	(105,143)	—
Gain on disposition of property, plant and equipment	(1,528)	(2,372)
Amortization of imputed rent on corporate headquarters building	963	—
Deferred income taxes	(3,546)	(1,533)
Changes in operating assets and liabilities:
Accounts receivable	1,066	7,122
Inventories	8,394	8,259
Prepaid expenses and other assets	(1,905)	1,148
Accounts payable, accrued expenses, pensions and other liabilities	(90,070)	(86,049)
Income taxes	91,152	68,446
Litigation liability	26,064	919

Net cash provided by operating activities	100,438	124,777

Investing Activities:
Short-term investments, net	(8,200)	10,000
Purchases of property, plant and equipment	(4,650)	(4,763)
Proceeds from dispositions of property, plant and equipment	130,187	5,957
Investment in joint venture	39	(578)

Net cash provided by investing activities	117,376	10,616

Financing Activities:
Proceeds from the issuance of stock	20,932	4,594
Excess tax benefits from share-based compensation	5,527	282
Dividends paid	(96,315)	(92,199)
Stock repurchased	(50,029)	(50,023)

Net cash used in financing activities	(119,885)	(137,346)

Increase (decrease) in cash and cash equivalents	97,929	(1,953)
Cash and cash equivalents at beginning of year	254,393	202,025

Cash and cash equivalents at end of period	$352,322	$200,072

Reconciliation of GAAP Financial Measures to Non-GAAP Financial Measures
The adjusted non-GAAP financial measures used in this press release exclude the impact of the net gain on the sale of the Company’s corporate headquarters, restructuring charges associated with the Project Momentum cost savings initiative and antitrust litigation charges. The “gain on the sale of corporate headquarters, net” reflects the net impact of the gain recorded on the sale and the amortization of the short-term imputed rent on the property, which will be recognized through Sept. 2007 when the Company relocates its headquarters. For the full year, the net impact of these two items will result in $.39 per diluted share. These non-GAAP financial measures are not prepared in accordance with generally accepted accounting principles and may be different from non-GAAP measures used by other companies. Non-GAAP financial measures should not be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. The Company believes that these non-GAAP financial measures are helpful in assessing ongoing and forecasted operating results. In addition, these non-GAAP financial measures facilitate the Company’s internal comparisons to historical operating results and comparisons to competitors’ operating results. The Company has included these non-GAAP financial measures in this press release because it believes such measures allow for greater transparency related to supplemental information used by management in its financial and operational analysis. Investors are encouraged to review the reconciliations of the non-GAAP financial measures used in this press release to their most directly comparable GAAP financial measures as provided below.
Consolidated Operating Income

	First Quarter
	2007	2006	% Change
GAAP operating income	$271,428	$196,373	38.2

Other items:
Antitrust litigation	28,500	1,350	—
Restructuring charges	3,520	—	—
Gain on sale of corporate headquarters, net	(104,180)	—	—

Adj. non-GAAP operating income	$199,268	$197,723	0.8
Consolidated Net Earnings

	First Quarter
	2007	2006	% Change
GAAP net earnings	$167,093	$115,913	44.2

Other items (net of taxes):
Antitrust litigation	18,172	846	—
Restructuring charges	2,246	—	—
Gain on sale of corporate headquarters, net	(66,467)	—	—

Adj. non-GAAP net earnings	$121,044	$116,759	3.7

Consolidated diluted E.P.S.

	First Quarter
	2007	2006	% Change
GAAP diluted E.P.S.	$1.03	$0.71	45.1

Other items (net of taxes):
Antitrust litigation	0.11	0.01	—
Restructuring charges	0.02	—	—
Gain on sale of corporate headquarters, net	(0.41)	—	—

Adj. non-GAAP diluted E.P.S.	$0.75	$0.72	4.2
Smokeless Tobacco Segment Operating Profit

	First Quarter
	2007	2006	% Change
GAAP operating profit	$164,590	$191,690	(14.1)

Other items:
Antitrust litigation	28,500	1,350	—
Restructuring charges	3,233	—	—

Adj. non-GAAP operating profit	$196,323	$193,040	1.7

UST
SUPPLEMENTAL SCHEDULE
(Unaudited)

	First Quarter
	2007	2006	% Chg.
Smokeless Tobacco
Net Sales (mil)	$367.4	$366.3	0.3
Adj. Non-GAAP Oper. Profit (mil)	$196.3	$193.0	1.7

MST Net Can Sales
Premium (mil)	131.8	130.0	1.4
Price Value (mil)	23.4	21.7	7.6

Total (mil)	155.2	151.7	2.3

	Volume %		Point
MST Share Data	Chg. Vs.		Chg. Vs.
RAD-SVT 26 wks ended 2/24/07(1)	YAGO	Share	YAGO
Total Category	+6.7%
Total Premium Segment	+0.9%	57.1%	-3.3 pts
Total Value Segments	+15.6%	42.8%	+3.3 pts
USSTC Share of Total Category	+ 2.0%	61.3%	-2.8 pts
USSTC Share of Premium Segment	+1.5%	90.6%	+0.5 pts
USSTC Share of Value Segments	+5.0%	22.3%	-2.2 pts

(1)	RAD-SVT – Retail Account Data Share & Volume Tracking System. RAD-SVT information is being provided as an indication of current domestic moist smokeless tobacco industry trends from wholesale to retail and is not intended as a basis for measuring the Company’s financial performance. This information can vary significantly from the Company’s actual results due to the fact that the Company reports net shipments to wholesale, while RAD-SVT measures shipments from wholesale to retail, the difference in time periods measured, as well as new product introductions and promotions. In an effort to improve the accuracy of the data presented, the Company recently completed a periodic RAD-SVT restatement which included the addition of several large distributors not previously included in the database. While the addition of this data restated prior year periods, it did not have a material impact on historical trends.

	First Quarter
	2007	2006	% Chg.
Wine
Net Sales (mil)	$68.8	$56.3	22.1
Operating Profit (mil)	$11.1	$8.5	30.6
Premium Case Sales (thou)	1,100	963	14.2

Other
Net Sales (mil)	$10.8	$11.1	-2.2
Operating Profit (mil)	$4.0	$3.7	7.8